Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION
by and among:
Skye Bioscience, Inc.,
a Nevada corporation;
Aquila Merger Sub, Inc.,
a Delaware corporation; and
Bird Rock Bio, Inc.,
a Delaware corporation
Dated as of August 15, 2023

Table of Contents

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Exhibits:
Exhibit A    Definitions
Exhibit B    Form of Company Stockholder Support Agreement
Exhibit C    Form of Lock-Up Agreement
Exhibit D    Form of Registration Rights Agreement
Exhibit E    Securities Purchase Agreement
Exhibit F    Form of Company Stockholder Written Consent

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of August 15, 2023, by and among SKYE BIOSCIENCE, INC., a Nevada corporation (“Parent”), AQUILA MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and BIRD ROCK BIO, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.Parent and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.
B.The Parties intend that, (i) for U.S. federal and applicable state and local income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (the “Intended Tax Treatment”), and (ii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
C.The Parent Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and other actions contemplated by this Agreement.
D.The Merger Sub Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.
E.The Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.
F.Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the officers, directors and stockholders of the Company listed in Section A of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as stockholders of the Company) are executing (a) a support agreement in favor of Parent in substantially the form attached hereto as Exhibit B (the “Company Stockholder Support Agreement”), and (b) to the extent such Company Signatories will be receiving a portion of the Merger Consideration pursuant to Section 1.5(a), a lock-up agreement in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”).
G.Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement (a) each of the directors, officers and stockholders of Parent listed on Section B of the Parent Disclosure Schedule (solely in their capacity as equityholders of Parent) are executing the Lock-Up Agreement, and (b) Parent is executing a registration rights agreement in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”).
H.Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain investors (each a “PIPE

Investor”) have executed a Securities Purchase Agreement, in the form attached as Exhibit E (the “Securities Purchase Agreement”), with Parent, pursuant to which such investors have agreed to purchase shares of Parent Common Stock to be issued and sold by Parent pursuant to a private placement to be consummated immediately following the Closing, with gross proceeds of no less than $10,000,000 (the “Private Placement Investment Amount”), subject to and in accordance with the terms of such Securities Purchase Agreement (the “Private Placement”).
I.As soon as reasonably practicable following the execution and delivery of this Agreement (and in any event within forty-eight (48) hours) stockholders of the Company holding no less than all of the Company Preferred Stock and a majority of the Company Common Stock will execute and deliver an action by written consent in substantially the form attached hereto as Exhibit F (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
Section 1.DESCRIPTION OF TRANSACTION
1.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.
1.3Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
1.4Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
(a)the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, the Surviving Corporation shall file an amendment to its certificate of incorporation to change the name of the Surviving Corporation to “Bird Rock Biosciences Sub, Inc.” or such other name as shall be mutually agreed upon by Parent and the Company prior to filing such amendment;
(b)the articles of incorporation of Parent shall be identical to the articles of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the Nevada Revised Statutes (the “NRS”) and such certificate of incorporation;

(c)the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified in Section 1.4(a)), until thereafter amended as provided by the DGCL and such bylaws;
(d)the directors and officers of Parent, each to hold office in accordance with the articles of incorporation and bylaws of Parent, shall be as set forth in Section 5.8 after giving effect to the provisions of Section 5.8, or such other persons as shall be mutually agreed upon by Parent and the Company; and
(e)the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Merger Sub immediately prior to the Effective Time.
1.5Conversion of Shares.
(a)At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:
(i)any shares of Company Capital Stock held as treasury stock by the Company or held or owned by Parent, Merger Sub or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii)any shares of Company Common Stock held or owned by any stockholder of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(iii)subject to Section 1.5(a)(ii), any shares of Company Preferred Stock outstanding immediately prior to the Effective Time shall be entitled to receive the Preferred Stock Merger Consideration (excluding any shares to be canceled pursuant to Section 1.5(a)(i) and any Dissenting Shares).
(b)No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Parent Common Stock that a holder of Company Capital Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Common Stock issuable to such holder and any remaining fractional shares shall be rounded up to the nearest whole share.
(c)All Company Options and Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.2(a) and Section 5.2(b), respectively.
(d)Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.
(e)In the event of any equity interest split, reverse equity interest split, equity interest dividend (including any dividend or distribution of securities convertible into capital stock or other equity interests), reorganization, reclassification, combination, recapitalization or other like change with respect to the shares of Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references herein to specified numbers of shares or units affected thereby, and all calculations provided herein that are based upon numbers of shares (or the Parent Common Stock Price therefor) affected thereby, will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such equity interest split, reverse equity interest split, equity interest dividend, reorganization, reclassification, combination, recapitalization or other like change.
1.6Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates or book entry shares representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.
1.7Exchange of Shares.
(a)On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a). The Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
(b)Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for shares of Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (including a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable): (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes an obligation of such owner to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or similar Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.7(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificate.

(c)No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss, theft or destruction in lieu thereof in accordance with this Section 1.7 together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).
(d)Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.
(e)No Party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
(f)All shares of Parent Common Stock issued pursuant to this Agreement shall bear a legend (and Parent will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Common Stock with respect to book-entry shares, in each case reading substantially as follows:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”
1.8Appraisal Rights.
(a)Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL(collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.7.
(b)During the Pre-Closing Period, the Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to participate in such negotiations and proceedings. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.
1.9Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.
1.10Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other applicable Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Body in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 10.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
1.1Due Organization; Subsidiaries.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.
(b)The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c)The Company has no Subsidiaries and does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control directly or indirectly, any Entity.
(d)The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed to, is not obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

1.2Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its Organizational Documents.
1.3Authority; Binding Nature of Agreement.
(a)The Company has all necessary corporate power and authority to enter into this Agreement and, subject to receipt of the Required Company Stockholder Vote, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by written consent in lieu of a meeting) has unanimously: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.
(b)This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements by the parties thereto, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.
1.4Vote Required. The affirmative vote (or written consent) of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class and on an as-converted basis and (b) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a separate class and on an as-converted basis(collectively, the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.
1.5Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of the Company;
(b)contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;
(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;
(d)contravene, conflict with or result in a violation or breach of, or result in a default or loss of a benefit (with or without notice or lapse of time, or both) under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) first offer or first refusal under, cancel, terminate or modify, any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset or right owned or used by the Company or the Surviving Corporation (except for Permitted Encumbrances).
Except for (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Company Stockholder Support Agreements, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements, the Lock-Up Agreements or any of the Contemplated Transactions.
1.6Capitalization.
(a)The authorized Company Capital Stock as of the date of this Agreement consists of (i) 70,000,000 shares of Company Common Stock, of which 9,438,081 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 53,666,667 shares of Company Preferred Stock, of which 51,740,100 have been issued and are outstanding as of the date of this Agreement, consisting of 32,000,000 shares designated as Series A Preferred Stock, 31,496,348 of which are issued and outstanding, 12,000,000 shares designated as Series B Preferred Stock, 11,560,047 of which are issued and outstanding, 8,000,000 shares of Series C Preferred Stock, 7,017,038 of which are issued and outstanding, and 1,666,667 shares of Series D Preferred Stock, all of which are issued and outstanding. In addition, there are Company Warrants to acquire 50,000 shares of Series B Preferred Stock. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement (A) each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder; and (B)(1) each holder of issued and outstanding warrants to purchase Company Capital Stock, (2) the number and type of shares subject to each Company Warrant, (3) the exercise price of each Company Warrant and (4) the termination date of each Company Warrant.
(b)All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. None of the outstanding shares of Company Capital Stock held by current or former Company employees or other service providers are subject to any repurchase or forfeiture rights held by the Company. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.
(c)Except for the Company Plans, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 9,674,439 shares of Company Common Stock for issuance under the Company Plans, of which 263,563 shares have been issued and are currently outstanding, 6,912,754 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plans, and 2,498,122 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plans. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Company Option is “early exercisable”. The Company has made available to Parent accurate and complete copies of the Company Plans and the forms of the stock option agreements evidencing outstanding Company Options granted thereunder. Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, all stock option agreements evidencing outstanding Company Options are consistent with the Company’s standard form of stock option agreements. Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, no vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.
(d)Except for Company Warrants, the outstanding shares of Company Preferred Stock and the Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e)All outstanding shares of Company Common Stock and Company Preferred Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.
1.7Financial Statements.
(a)Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of (i) the Company’s unaudited balance sheets for the fiscal year end December 31, 2020, December 31, 2021 and December 31, 2022, together with related unaudited statements of operations, stockholders’ deficit and cash flows, and notes thereto, of the Company for the fiscal years then ended and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of operations, stockholders’ deficit and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material); and (ii) fairly present, in all material respects, the financial position and operating results of the Company as of the dates indicated therein and the results of operations and cash flows of the Company for the periods covered thereby.
(b)The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.
(c)Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as described in Instruction 7 to Item 303(b) of Regulation S-K as promulgated under the Securities Act) effected by the Company since January 1, 2020, if any.
(d)Since January 1, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2020, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
(e)The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and audit committee (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of the Company’s internal control over financial reporting.
1.8Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.
1.9Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the

Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Company Material Contracts which have not resulted from a breach of such Company Material Contracts or violation of Law; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.
1.10Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.
1.11Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company, or the Knowledge of the Company, any other party thereto. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
1.12Intellectual Property.
(a)Section 2.12(a) of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, registration or grant number and (iv) owner(s), for each item of Registered IP within the Company Controlled IP (the “Company Registered IP”). To the Company’s Knowledge, each of the patents and patent applications included in the Company Registered IP properly identifies by name each inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. Except as set forth in Section 2.12(a) of the Company Disclosure Schedule: (A) to the Company’s Knowledge, the Company Registered IP is valid, enforceable and subsisting, (B) none of the Company Registered IP has been withdrawn, cancelled or abandoned (other than in the ordinary course of prosecution of any pending applications for registration), and (C) all application, registration, issuance, renewal and maintenance fees due for the Company Registered IP having a due date on or before the date hereof have been paid in full and are current, except where the failure to do so would not be reasonably expected to have a Company Material Adverse Effect. With respect to each item of Company Registered IP and each patent application from which such Company Registered IP claims priority (in each case, with respect to any Company Registered IP licensed to the Company, subject to Company’s Knowledge), all statements made and information presented to the applicable patent office by or on behalf of the Company or any inventor thereof, or their respective patent counsel, during the prosecution thereof are accurate and complete and comply with 37 CFR 1.56, except where the failure to do so would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings or office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Company’s Knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Company Registered IP is being or has been contested or challenged, except as would not be reasonably expected to have, individually or in the aggregate a Company Material Adverse Effect.
(b)The Company solely owns all right, title and interest in and to all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances and, to the Company’s Knowledge, has the right, pursuant to a written Company In-bound License to use all other material Intellectual Property Rights used by the Company in its business as currently conducted and proposed to be conducted as of the date hereof. To the Company’s Knowledge, the Company IP and the Intellectual Property Rights licensed to the Company pursuant to a Company In-bound License (the “Company In-Licensed IP”) are all the material Intellectual Property Rights necessary to operate the business of the Company as currently conducted and as proposed to be conducted as of the date hereof. No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP, and each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid, enforceable written agreement containing a present assignment of all of such Company Associate’s rights in such material Company IP to the Company (without further payment being owed to any such Company Associate and without any restrictions or obligations on the Company’s ownership or use thereof) and confidentiality provisions protecting the Company IP, which, to the Company’s Knowledge, has not been materially breached by such Company Associate. Without limiting the foregoing, the Company has taken commercially reasonable steps to protect, maintain and enforce all Company IP and Company In-Licensed IP, including the secrecy, confidentiality and value of Trade Secrets and other confidential information therein, and to the Company’s Knowledge there have been no unauthorized disclosures of any Company IP or Company In-Licensed IP, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will conflict with, alter or impair any of the Company’s rights in or to any Company IP or Company In-Licensed IP or cause any payments of any kind to be due or payable to any Person, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the knowledge of the Company, has been disclosed to any Company Associate or any other Person, other than pursuant to Contracts containing provisions restricting the disclosure and use of such Trade Secret.
(c)No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Company Controlled IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Company Controlled IP or the right to receive royalties or other consideration for the practice of such Company Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license, option, covenant not to sue or other right under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted or proposed to be conducted as of the date hereof (each a “Company In-bound License”) other than clinical trial agreements, materials transfer agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis or (ii) grants to any third party a license, option, covenant not to sue or other right under any material Company IP or any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted or proposed to be conducted as of the date hereof (each a “Company Out-bound License”) (other than clinical trial agreements, materials transfer agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited solely to such service providers performance of services for the Company, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company). Neither the Company nor, to the Company’s Knowledge, any other party to any Company In-bound License or Company Out-bound License has breached or is in breach of any of its obligations under any Company In-bound License or Company Out-bound License.
(e)To the Company’s Knowledge, (i) the operation of the business of the Company as currently conducted or as proposed to be conducted as of the date hereof, including the Company’s design, manufacture, provision, use and sale of any Company Products (including the use or sale of any Company Products by any customer or distributor of the Company, whether alone or in combination with other third party product(s)), has not infringed, misappropriated or violated, and does not and will not infringe, misappropriate or violate any enforceable Intellectual Property Right owned by any other Person other than Parent and its Affiliates; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Company’s Knowledge, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Controlled IP. Since January 1, 2020, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f)None of the Company IP or, to the Company’s Knowledge, any Company Controlled IP is subject to any pending or outstanding injunction, directive, order, decree, settlement, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company Controlled IP or otherwise would reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Company Controlled IP. The execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause, or otherwise result in: (i) a loss or impairment of, or Encumbrance on, any Company IP, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under, any Contract governing any Company IP, any Company In-bound License or any Company Out-bound License, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) the release, disclosure, or delivery of any Company Controlled IP by or to any escrow agent or other Person, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (iv) the grant, assignment or transfer to any other Person (other than Parent, Merger Sub or any of their respective Affiliates) of any license, protection (including any covenant not to sue or assert), or other right or interest under, to or in any of the Company IP, Company In-Licensed IP or Company Products, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)The Company and the operation of the Company’s business comply and have complied in all material respects with all (i) applicable Privacy Laws; and (ii) Company Privacy Policies. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, in each case where required by applicable Privacy Laws, the Company has: (i) had a valid legal basis for its processing Personal Data in the Company’s possession; and (ii) provided privacy notices to, and obtained any consents from, individuals for the processing of Personal Data as processed by or for the Company.
(h)To the Company’s Knowledge, since January 1, 2020, there have been (i) no security incidents that led to the confirmed unauthorized access to Personal Data in the Company’s possession, the Company’s databases, or the Company’s confidential information, (ii) no violations of any written security policy of the Company regarding its Personal Data, and (iii) no unauthorized processing, access or use of Personal Data in the Company’s possession or the Company’s confidential information used in the business of the Company ((i) through (iii), collectively a “Company Breach Incident”) except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Company’s Knowledge, since January 1, 2020, no circumstance has arisen in which applicable Privacy Laws or Company Privacy Policies required the Company to notify a Governmental Body or any other Person of a Company Breach Incident.
(i)The Company is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company Controlled IP.
1.13Agreements, Contracts and Commitments.

(a)Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (other than any Company Benefit Plans) (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):
(i)each Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act (assuming the Company was subject to the public reporting requirements of the Exchange Act);
(ii)each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(iii)each Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions or other preferred pricing arrangements in favor of a Person other than the Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) marketing or distribution rights related to any products or territory, (D) any exclusivity provision, (E) any agreement to purchase minimum quantity of goods or services, (F) granting to any Person a right of first refusal, a right of first negotiation or a right of first offer, in each case, to purchase, acquire, sell, exclusively license or dispose of any material assets or properties of the Company or granting to any Person an option to purchase, acquire, sell, exclusively license or dispose of any assets or properties that are material to the Company, or (G) any material non-solicitation provisions applicable to the Company;
(iv)each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without material penalty;
(v)each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;
(vi)each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any material assets of the Company (other than licenses to Intellectual Property Rights under Contracts set forth in Section 2.13(a)(xi) of the Company Disclosure Schedule) or any loans or debt obligations with officers or directors of the Company;
(vii)each Contract except for Contracts not requiring a payment in excess of $100,000 pursuant to its express terms by Company after the Closing Date that are not cancellable without a penalty in excess of $100,000: (A) that is a dealer or distribution agreement (identifying any that contain exclusivity provisions); (B) involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) that is a joint marketing, alliance, joint venture, cooperation, collaboration or development agreement; (D) under which the Company has continuing obligations to develop or market any product, technology or service, or pursuant to which the Company has obligations to develop any Intellectual Property Rights that are not or will not be owned, in whole or in part, by the Company; (E) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;
(viii)each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;
(ix)each Company Real Estate Lease;
(x)each Contract with any Governmental Body;

(xi)each Company Out-bound License (other than clinical trial agreements, materials transfer agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited to such service providers performance of services for the Company, non-disclosure agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company) and Company In-bound License (other than clinical trial agreements, materials transfer agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis);
(xii)each Contract under which any third party develops any material Intellectual Property Rights for the Company, other than individual consulting agreements that are substantially on the Company’s form of consulting agreement made available to Parent;
(xiii)each Contract containing any royalty, “earn-out”, dividend or similar contingent payment arrangement, including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based on the revenues, income or profits of the Company; or
(xiv)any other Contract (A) which involves payment or receipt by or obligations for the Company of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company.
(b)The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. As of the date of this Agreement, none of the Company nor, to the Company’s Knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which, in each case, would reasonably be expected to be material and adverse to the Company or its business or operations. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any amount paid or payable to the Company or under any Company Material Contract or any other term or provision of any Company Material Contract, which would reasonably be expected to be material and adverse to the Company or its business or operations.
1.14Compliance; Permits; Restrictions.
(a)The Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws, such as, to the extent applicable to the Company, the Federal Food, Drug, and Cosmetic Act and the regulations issued thereunder (collectively, the “FDCA”) by the U.S. Food and Drug Administration (“FDA”), the Public Health Service Act and its implementing regulations (“PHSA”) and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the research, development, pre-clinical and clinical testing, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. As of the date of this Agreement, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Company’s Knowledge, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Company’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company holding Company Permits as of the date of this Agreement and immediately prior to the Effective Time.
(c)As of the date of this Agreement, there are no proceedings pending or, to the Company’s Knowledge, threatened with respect to an alleged material violation by the Company of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. The Company is not currently conducting or addressing, and to the Company’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls or clinical holds.
(d)All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2020, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Company’s Knowledge, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or any of its current products or product candidates have participated.
(e)As of the date of this Agreement, there has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against the Company or any of its officers and employees, and the Company has no liability for failure to comply with the FDCA, PHSA, or other similar Laws. To the Company’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.
(f)The Company is not the subject of any pending or, to the Company’s Knowledge, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Company’s Knowledge, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.
(g)None of the Company or any of its officers, employees or, to the Company’s Knowledge, agents, has been convicted of any crime or engaged in any conduct that could result in (i) debarment or exclusion under 21 U.S.C. Section 335a, as amended; (ii) disqualification from participating in clinical trials pursuant to 21 C.F.R. Section 312.70, as amended; (iii) disqualification as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended; (iv) exclusion, debarment or suspension from or otherwise becomes ineligible to participate in a “Federal health care program” as such term is defined in 42 U.S.C. Section 1320a-7b(f), including under 42 U.S.C. Section 1320a-7 or relevant regulations in 42

C.F.R. Part 1001; (v) assessment or threat of assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003; or (vi) inclusion on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Company’s Knowledge, threatened against the Company or any of its officers, employees or agents.
(h)The Company has materially complied with all applicable Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time (collectively, “HIPAA”). The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company, where required, has created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. As of the date of this Agreement, the Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with Company. The Company is not currently submitting, receiving and handling transactions that are governed by the Standard Transaction Rule. All capitalized terms in this Section 2.14(h) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.
1.15Legal Proceedings; Orders.
(a)As of the date of this Agreement, except as set forth in Section 2.15(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since January 1, 2020, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
(c)There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Company’s Knowledge, no officer or employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.
1.16Tax Matters.
(a)Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, the Company has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is subject to taxation by that jurisdiction.
(b)All material amounts of income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.
(c)All material amounts of Taxes that the Company is or was required by Law to withhold or collect on behalf of its employees, independent contractors, equityholders, lenders, customers, or other third parties have been duly and timely withheld or collected in all material respects and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.
(d)There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
(e)No deficiencies for income or other material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company, and the Company has not received written notice threatening any such audit, assessment or other action. Neither the Company nor any of its predecessors has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency (other than pursuant to an extension of time to file a Tax Return granted in the Ordinary Course of Business of not more than seven (7) months).
(f)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h)None of Parent, any of its Subsidiaries or the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting of the Company for Tax purposes made on or prior to the Closing Date; (ii) use of an improper method of accounting by the Company for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date by the Company; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date by the Company; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued by the Company on or prior to the Closing Date; or (vii) application of Section 367(d) of the Code to any transfer of intangible property by the Company on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.
(i)The Company has never been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company has no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.
(j)The Company (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (iii) has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.
(k)The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(l)The Company has not taken any action, agreed to take any action, failed to take any action and does not know of any fact, in each case that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(m)The Company has not availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company) after the Closing Date.
For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or otherwise a predecessor to, the Company.
1.17Employee and Labor Matters; Benefit Plans.
(a)Section 2.17(a) of the Company Disclosure Schedule lists all material Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on the Company’s standard form that may be terminated without notice and with no penalty to the Company and other than individual Company Options or other compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by the Company or Company ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Sections 414(b) or 414(c) of the Code with any other person).
(b)As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Body examinations, audits or investigations, voluntary compliance programs or policies, or

“prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and (viii) any written reports constituting a valuation of the Company’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm.
(c)Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.
(d)The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.
(e)Since January 1, 2017, neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Benefit Plan is sponsored by a professional employer organization.
(f)To the Company’s Knowledge, there are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Company’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither the Company nor any Company ERISA Affiliate has any liability for any unpaid contributions with respect to any Company Benefit Plan.
(g)Neither the Company, any Company ERISA Affiliates, nor, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, any Company ERISA Affiliates or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h)No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law and neither the Company nor any Company ERISA Affiliates has made a written or oral representation promising the same.
(i)Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will, either alone or in connection with any other event(s), (i) result in any payment becoming due to any current or former employee, director, officer, independent contractor or other service provider of the Company, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of the Company, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j)Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.
(k)Each Company arrangement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects. The exercise price of each Company Option granted to a U.S. taxpayer is at least equal to the fair market value of one share of Company Common Stock, as determined by the Company Board, as of the grant date of such Company Option.
(l)No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement or compensation by the Company for any Taxes imposed under Section 409A or Section 4999 of the Code.
(m)The Company does not have any Company Benefit Plan that is maintained for service providers located outside of the United States.
(n)There has been no amendment to, announcement by Company or any Company ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any Company ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any collective bargaining agreement.
(o)The Company is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to the Company’s Knowledge, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election.
(p)The Company is, and since January 1, 2020 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including without limitation worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages, timely payment of wages, and legally compliant wage statements), unemployment and workers’ compensation, leaves of absence, hours of work and recordkeeping except for where the failure to do so, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since January 1, 2020: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company relating to any current or former employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).
(q)The Company is, and at all times since January 1, 2020 has been, in material compliance with the WARN Act, 29 U.S.C. § 2101 et seq., and any applicable state analogues relating to reductions in force, terminations, mass layoffs and plant closings (collectively, the “WARN Act”).
(r)Except as would not be reasonably likely to result in a material liability to the Company or any Company Benefit Plan, with respect to each individual who currently renders services to the Company, the Company has since January 1, 2020 properly classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has properly classified him or her as overtime eligible or overtime ineligible under all applicable Laws. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
(s)There is not and has not been since January 1, 2020, nor is there or has there been since January 1, 2020, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Company’s Knowledge, any union organizing activity, against the Company. No event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.
1.18Environmental Matters. The Company is in compliance, and since January 1, 2020 have complied, with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since January 1, 2020 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Company’s Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.
1.19Insurance. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.
1.20No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

1.21Transactions with Affiliates.
(a)Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2020, between the Company and any (i) executive officer or director of the Company or, to the Company’s Knowledge, any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (iii) to the Company’s Knowledge, any “related person” (within the meaning of Item 404 of Regulation S-K as promulgated under the Securities Act) of any such executive officer, director or equityholder (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K as promulgated under the Securities Act (assuming the Company was subject to the public reporting requirements of the Exchange Act).
(b)Section 2.21(b) of the Company Disclosure Schedule lists each stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, preferred rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).
1.22Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has, directly or indirectly, made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has never been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
1.23Disclaimer of Other Representations or Warranties.
(a)Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b)The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub set forth in Section 3 or in any certificate delivered by Parent and/or Merger Sub to the Company pursuant to this Agreement, none of Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.
Section 3.REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with, or furnished to, the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, or Section 3.5; and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is reasonably apparent from a reading of the applicable Parent SEC Document that it is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

1.1Due Organization; Subsidiaries.
(a)Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada, with respect to Parent, and the Laws of the State of Delaware with respect to Merger Sub, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.
(b)Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.
(c)Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each Subsidiary of the Parent is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect.
(d)Neither Parent nor any of its Subsidiaries is or otherwise has been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
1.2Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.
1.3Authority; Binding Nature of Agreement.
(a)Parent and each of its Subsidiaries have all necessary corporate power and authority to enter into this Agreement and with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board has unanimously: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; and (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the authorization and issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and other actions contemplated by this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder; (y) approved and declared advisable this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to approve this Agreement and the Contemplated Transactions.
(b)This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
1.4Vote Required. The approval of holders of Parent Common Stock is not required to approve this Agreement or the transactions contemplated hereby.
1.5Non-Contravention; Consents. Subject to the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries;
(b)contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;
(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries, except as would not reasonably be expected to be material to Parent or its business;
(d)contravene, conflict with or result in a violation or breach of, or result in a default or loss of a benefit (with or without notice or lapse of time, or both) under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) first offer or first refusal under, cancel, terminate or modify, any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset or right owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).
Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the Contemplated Transactions.

1.6Capitalization.
(a)The authorized capital stock of Parent as of the date of this Agreement consists of (i) 5,000,000,000 shares of Parent Common Stock, par value $0.001 per share, of which 971,549,608 shares have been issued and are outstanding as of the close of business on the Reference Date, of which no shares are subject to Parent’s right of repurchase, and (ii) 50,000,000 shares of preferred stock of Parent, par value $0.001 per share, none of which are issued and outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury. Section 3.6(a) of the Parent Disclosure Schedule lists, as of the Reference Date, (A) each holder of issued and outstanding warrants to purchase capital stock of Parent (“Parent Warrants”), (B) the number and type of shares subject to each Parent Warrant, (C) the exercise price of each Parent Warrant and (D) the termination date of each Parent Warrant.
(b)All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein and as set forth in Section 3.6(b)(i) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in Section 3.6(b)(ii) of the Parent Disclosure Schedule, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.
(c)Except for the Parent Plan, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity based compensation for any Person. As of the close of business on the Reference Date, (i) Parent has reserved 136,896,018 shares of Parent Common Stock for issuance under the Parent Plan, of which Parent RSUs and Parent Options to purchase a total of 40,642,418 shares have been issued and are currently outstanding, of which no shares are subject to Parent’s right of repurchase, 37,975,750 shares have been reserved for issuance upon the exercise of Parent Options previously granted and currently outstanding under the Parent Plan, 2,666,668 shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Plan that are outstanding as of the close of business on the Reference Date, and 92,970,517 shares remain available for future issuance pursuant to the Parent Plan; and (ii) 28,000,000 shares have been reserved and available for purchase under the Parent ESPP, no shares have been issued under the Parent ESPP and 28,000,000 shares remain available for future purchase under the Parent ESPP. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of the close of business on the Reference Date: (i) the name of the holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU as of the close of business on the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option or Parent RSU was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Parent Option or Parent RSU expires; (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Parent Option is “early exercisable”. Parent has made available to the Company accurate and complete copies of the Parent Plan and the form of the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder. Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, all stock option agreements evidencing outstanding Parent Options are consistent with Parent’s standard form of stock option agreements and all restricted stock unit agreements evidencing outstanding Parent RSUs are consistent with Parent’s standard form of restricted stock unit agreements. Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, no vesting of Parent Options or Parent RSUs will accelerate in connection with the closing of the Contemplated Transactions.
(d)Except for the Parent Plan, including the Parent Options and Parent RSUs, and the Parent Warrants, and for the avoidance of doubt subject to the Contemplated Transactions, there is no:

(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.
(e)All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts.
1.7SEC Filings; Financial Statements; Internal Controls.
(a)Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof (collectively, the “Parent SEC Documents”). At the time of filing thereof, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)The condensed consolidated financial statements included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Parent as of the dates shown and its consolidated results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal, immaterial year-end audit adjustments, and such condensed consolidated financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, except as permitted by Form 10-Q under the Exchange Act). Except as set forth in the condensed consolidated financial statements of Parent included in the Parent SEC Documents or as otherwise disclosed in the Parent SEC Documents filed prior to the date hereof, Parent has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.
(c)Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to Parent, including its Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities; (ii) have been evaluated by management of Parent for effectiveness as of the end of Parent’s most recent fiscal quarter; and (iii) are effective in all material respects to perform the functions for which they were established. Since the end of Parent’s most recent audited fiscal year, there have been no material weaknesses in Parent’s internal control over financial reporting (whether or not remediated) and no change in Parent’s internal control over financial reporting that has materially affected, or would reasonably be expected to materially affect, Parent’s internal control over financial reporting. Parent is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or would reasonably be expected to materially affect, Parent’s internal control over financial reporting.

(d)Since January 1, 2020 through the date of this Agreement, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer or general counsel of Parent, the Parent Board or any committee thereof. Since January 1, 2020, neither Parent nor, to Parent’s Knowledge, its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.
(e)Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.
1.8Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, between the date of the Parent Balance Sheet and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.
1.9Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Material Contracts which have not resulted from a breach of such Parent Material Contracts or violation of Law; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.
1.10Title to Assets. Parent and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its applicable Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.
1.11Real Property; Leasehold. Except as set forth on the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns or has ever owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other party thereto. Parent’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
1.12Intellectual Property.
(a)Section 3.12(a) of the Parent Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, registration or grant number and (iv) owner(s), for each item of Registered IP within the Parent Controlled IP (the “Parent Registered IP”). To the Parent’s Knowledge, each of the patents and patent applications included in the Parent Registered IP properly identifies by name each inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. Except as set forth in Section 2.12(a) of the Parent Disclosure Schedule: (A) to the Parent’s Knowledge, the Parent Registered IP is valid, enforceable and subsisting, (B) none of the Parent Registered IP has been withdrawn, cancelled or abandoned (other than in the ordinary course of prosecution of any pending applications for registration), and (C) all application, registration, issuance, renewal and maintenance fees due for the Parent Registered IP having a due date on or before the date hereof have been paid in full and are current, except where the failure to do so would not be reasonably expected to have a Parent Material Adverse Effect. With respect to each item of Parent Registered IP and each patent application from which such Parent Registered IP claims priority (in each case, with respect to any Parent Registered IP licensed to the Parent, subject to Parent’s Knowledge), all statements made and information presented to the applicable patent office by or on behalf of the Parent or any inventor thereof, or their respective patent counsel, during the prosecution thereof are accurate and complete and comply with 37 CFR 1.56, except where the failure to do so would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings or office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Parent’s Knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Registered IP is being or has been contested or challenged, except as would not be reasonably expected to have, individually or in the aggregate a Parent Material Adverse Effect.
(b)Parent or its Subsidiaries solely owns all right, title and interest in and to all material Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances and, to the Parent’s Knowledge, has the right, pursuant to a written Parent In-bound License to use all other material Intellectual Property Rights used by the Parent or any of its Subsidiaries in its business as currently conducted and proposed to be conducted as of the date hereof. To Parent’s Knowledge, the Parent IP and the Intellectual Property Rights licensed to the Parent or any of its Subsidiaries pursuant to a Parent In-bound License (the “Parent In-Licensed IP”) are all the material Intellectual Property Rights necessary to operate the business of the Parent and its Subsidiaries as currently conducted and as proposed to be conducted as of the date hereof. No Parent Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP, and each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid, enforceable written agreement containing a present assignment of all of such Parent Associate’s rights in such material Parent IP to Parent or its Subsidiaries (without further payment being owed to any such Parent Associate and without any restrictions or obligations on Parent’s ownership or use thereof) and confidentiality provisions protecting the Parent IP, which, to Parent’s Knowledge, has not been materially breached by such Parent Associate. Without limiting the foregoing, Parent and its Subsidiaries have taken commercially reasonable steps to protect, maintain and enforce all Parent IP and Parent In-Licensed IP, including the secrecy, confidentiality and value of Trade Secrets and other confidential information therein, and to Parent’s Knowledge there have been no unauthorized disclosures of any Parent IP or Parent In-Licensed IP, except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will conflict with, alter or impair any of Parent’s or any of its Subsidiaries’ rights in or to any Parent IP or Parent In-Licensed IP or cause any payments of any kind to be due or payable to any Person, except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No Trade Secret that is material to the business of Parent or any of its Subsidiaries as presently conducted has been authorized to be disclosed, or, to the knowledge of Parent, has been disclosed to any Parent Associate or any other Person, other than pursuant to Contracts containing provisions restricting the disclosure and use of such Trade Secret.
(c)No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Parent Controlled IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other rights (including any

“march in” rights or a right to direct the location of manufacturing of products) to such Parent Controlled IP or the right to receive royalties or other consideration for the practice of such Parent Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)Section 3.12(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or any of its Subsidiaries (i) is granted a license, option, covenant not to sue or other right under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted or proposed to be conducted as of the date hereof (each a “Parent In-bound License”) other than clinical trial agreements, materials transfer agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis or (ii) grants to any third party a license, option, covenant not to sue or other right under any material Parent IP or any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted or proposed to be conducted as of the date hereof (each a “Parent Out-bound License”) (other than clinical trial agreements, materials transfer agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited solely to such service providers performance of services for Parent or any of its Subsidiaries, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or any of its Subsidiaries). Neither Parent, any of its Subsidiaries nor, to Parent’s Knowledge, any other party to any Parent In-bound License or Parent Out-bound License has breached or is in breach of any of its obligations under any Parent In-bound License or Parent Out-bound License.
(e)To Parent’s Knowledge, (i) the operation of the business of Parent and its Subsidiaries as currently conducted or as proposed to be conducted as of the date hereof, including Parent’s and its Subsidiaries’ design, manufacture, provision, use and sale of any Parent Products (including the use or sale of any Parent Products by any customer or distributor of Parent or any of its Subsidiaries, whether alone or in combination with other third party product(s)), has not infringed, misappropriated or violated, and does not and will not infringe, misappropriate or violate any enforceable Intellectual Property Right owned by any other Person other than Parent and its Affiliates; and (ii) no Person is infringing, misappropriating or otherwise violating any Parent Controlled IP, except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no Legal Proceeding is pending (or, to Parent’s Knowledge, is threatened in writing) (A) against Parent or any of its Subsidiaries alleging that the operation of the business of Parent or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent Controlled IP. Since January 1, 2020, Parent and its Subsidiaries has not received any written notice or other written communication alleging that the operation of the business of Parent or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f)None of the Parent IP or, to Parent’s Knowledge, any Parent Controlled IP is subject to any pending or outstanding injunction, directive, order, decree, settlement, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or any of its Subsidiaries of any such Parent Controlled IP or otherwise would reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Parent Controlled IP. The execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause, or otherwise result in: (i) a loss or impairment of, or Encumbrance on, any Parent IP, except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under, any Contract governing any Parent IP, any Parent In-bound License or any Parent Out-bound License, except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) the release, disclosure, or delivery of any Parent Controlled IP by or to any escrow agent or other Person, except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or (iv) the grant, assignment or transfer to any other Person

(other than Parent, Merger Sub or any of their respective Affiliates) of any license, protection (including any covenant not to sue or assert), or other right or interest under, to or in any of the Parent IP, Parent In-Licensed IP or Parent Products, except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(g)The Parent, its Subsidiaries and the operation of the Parent’s and its Subsidiaries’ businesses comply and have complied in all material respects with all (i) applicable Privacy Laws; and (ii) Parent Privacy Policies. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, in each case where required by applicable Privacy Laws, the Parent and its Subsidiaries have: (i) had a valid legal basis for its processing Personal Data in the Parent’s or its Subsidiaries’ possession; and (ii) provided privacy notices to, and obtained any consents from, individuals for the processing of Personal Data as processed by or for the Parent or its Subsidiaries.
(h)To the Parent’s Knowledge, since January 1, 2020, there have been (i) no security incidents that led to the confirmed unauthorized access to Personal Data in the Parent’s or its Subsidiaries’ possession, the Parent’s or its Subsidiaries’ databases, or the Parent’s or its Subsidiaries’ confidential information, (ii) no violations of any written security policy of the Parent or its Subsidiaries regarding its Personal Data, and (iii) no unauthorized processing, access or use of Personal Data in the Parent’s or its Subsidiaries’ possession or the Parent’s or its Subsidiaries’ confidential information used in the business of the Parent or its Subsidiaries ((i) through (iii), collectively a “Parent Breach Incident”) except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. To the Parent’s Knowledge, since January 1, 2020, no circumstance has arisen in which: applicable Privacy Laws or Parent Privacy Policies required the Parent or any of its Subsidiaries to notify a Governmental Body or any other Person of a Parent Breach Incident.
1.13Agreements, Contracts and Commitments.
(a)Section 3.13(a) of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (other than any Parent Benefit Plan) (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):
(i)each Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;
(ii)each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(iii)each Contract containing (A) any covenant limiting the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions or other preferred pricing arrangements in favor of a Person other than Parent or its Subsidiaries or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) marketing or distribution rights related to any products or territory, (D) any exclusivity provision, (E) any agreement to purchase minimum quantity of goods or services, (F) granting to any Person a right of first refusal, a right of first negotiation or a right of first offer, in each case, to purchase, acquire, sell, exclusively license or dispose of any material assets or properties of Parent or any of the Parent Subsidiaries or granting to any Person an option to purchase, acquire, sell, exclusively license or dispose of any assets or properties that are material to Parent and the Parent Subsidiaries, taken as a whole, or (G) any material non-solicitation provisions applicable to Parent or any of its Subsidiaries;
(iv)each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without material penalty;
(v)each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(vi)each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any material assets of Parent or any of its Subsidiaries (other than licenses to Intellectual Property Rights under Contracts set forth in Section 3.13(a)(xi) of the Parent Disclosure Schedule) or any loans or debt obligations with officers or directors of Parent or any of its Subsidiaries;
(vii)each Contract, except for Contracts not requiring a payment in excess of $50,000 pursuant to its express terms by Parent or any of its Subsidiaries after the Closing Date that are not cancellable without a penalty in excess of $50,000: (A) that is a dealer or distribution agreement (identifying any that contain exclusivity provisions); (B) involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent or any of its Subsidiaries; (C) that is a joint marketing, alliance, joint venture, cooperation, collaboration or development agreement; (D) under which Parent or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or pursuant to which Parent or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that are not or will not be owned, in whole or in part, by Parent or any of its Subsidiaries; or (E) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any product or service of Parent or any of its Subsidiaries;
(viii)each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;
(ix)each Parent Real Estate Lease;
(x)each Contract with any Governmental Body;
(xi)each Parent Out-bound License (other than clinical trial agreements, materials transfer agreements, non-disclosure agreements and non-exclusive outbound licenses granted to service providers limited to such service providers performance of services for Parent or any of its Subsidiaries, non-disclosure agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Parent or any of its Subsidiaries) and Parent In-bound License (other than clinical trial agreements, materials transfer agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses and generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis);
(xii)each Contract under which any third party develops any material Intellectual Property Rights for Parent or any of its Subsidiaries, other than individual consulting agreements that are substantially on Parent’s form of consulting agreement made available to the Company;
(xiii)each Contract containing any royalty, “earn-out,” dividend or similar contingent payment arrangement, including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based on the revenues, income or profits of Parent or any of its Subsidiaries; or
(xiv)any other Contract that is not terminable at will (without penalty or payment in excess of $50,000) by Parent or its Subsidiaries, as applicable, and (A) which involves non-cancellable obligations on the part of, or payments by, Parent or any of its Subsidiaries in excess of $50,000 in the aggregate after the date hereof, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.
(b)Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. Except as set forth in Section 3.13(b) of the Parent Disclosure Schedule, there are no Parent Material Contracts that are not in written form. As of the date of this Agreement, none of Parent, any of its Subsidiaries, nor, to Parent’s Knowledge, any other party to a Parent Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages or pursue other legal remedies which, in each case, would reasonably be expected to be material and adverse to Parent, its Subsidiaries or their respective business or operations. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any amount paid or payable to Parent or any of its Subsidiaries under any Parent Material Contract or any other term or provision of any Parent Material Contract, which would reasonably be expected to be material and adverse to Parent, its Subsidiaries or their business or operations.
(c)Parent is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent under), nor has Parent received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived) or (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body, except in each case as could not have or reasonably be expected to result in a Parent Material Adverse Effect.
1.14Compliance; Permits; Restrictions.
(a)Parent is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws, including the FDCA by the FDA, the PHSA and any other similar Law administered or promulgated by the FDA or other comparable Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to the Parent. As of the date of this Agreement, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to Parent’s Knowledge, threatened against Parent. There is no agreement, judgment, injunction, order or decree binding upon Parent which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)Parent holds all required Governmental Authorizations which are material to the operation of the business of Parent as currently conducted (the “Parent Permits”). Section 3.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to Parent’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit. The rights and benefits of each Parent Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Parent as of the date of this Agreement and immediately prior to the Effective Time.
(c)As of the date of this Agreement, there are no proceedings pending or, to Parent’s Knowledge, threatened with respect to an alleged material violation by Parent of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Parent is not currently conducting or addressing, and to Parent’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls or clinical holds.
(d)All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent, or in which Parent or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2020, Parent has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to Parent’s Knowledge, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or in which Parent or any of its current products or product candidates have participated.
(e)As of the date of this Agreement, there has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against Parent or any of its officers and employees, and Parent has no liability for failure to comply with the FDCA, PHSA, or other similar Laws. To Parent’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.
(f)Parent is not the subject of any pending or, to Parent’s Knowledge, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To Parent’s Knowledge, Parent has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.
(g)None of Parent or any of its officers, employees or, to Parent’s Knowledge, agents, has been convicted of any crime or engaged in any conduct that could result in (i) debarment or exclusion under 21 U.S.C. Section 335a, as amended; (ii) disqualification from participating in clinical trials pursuant to 21 C.F.R. Section 312.70, as amended; (iii) disqualification as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended; (iv) exclusion, debarment or suspension from or otherwise becomes ineligible to participate in a “Federal health care program” as such term is defined in 42 U.S.C. Section 1320a-7b(f), including under 42 U.S.C. Section 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessment or threat of assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003; or (vi) inclusion on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to Parent’s Knowledge, threatened against Parent or any of its officers, employees or agents.
(h)Parent has materially complied with all applicable Laws relating to patient, medical or individual health information, including HIPAA. Parent has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate Agreements to which Parent is a party or otherwise bound. Parent, where required, has created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. As of the date of this Agreement, Parent has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent or an agent or third party subject to a Business Associate Agreement with Parent. Parent is not currently submitting, receiving and handling transactions that are governed by the Standard Transaction Rule. All capitalized terms in this Section 3.14(h) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

(i)The preclinical studies and clinical trials conducted by or on behalf of or sponsored by Parent or its Subsidiaries, or in which Parent or its Subsidiaries have participated, that are described in the Parent SEC Documents, or the results of which are referred to in the Parent SEC Documents, as applicable, were, and if still pending are, being conducted in all material respects in accordance with standard medical and scientific research standards and procedures for products or product candidates comparable to those being developed by Parent and all applicable statutes and all applicable rules and regulations of the U.S. Food and Drug Administration and comparable regulatory agencies outside of the United States to which they are subject (collectively, the “Regulatory Authorities”); (ii) the descriptions in the Parent SEC Documents of the results of such studies and trials are accurate and complete in all material respects and fairly present the data derived therefrom; (iii) to Parent’s Knowledge, there are no other studies or trials not described in the Parent SEC Documents, the results of which Parent believes are inconsistent with or reasonably call into question the results described or referred to in the Parent SEC Documents; (iv) Parent and its Subsidiaries have operated at all times and are currently in compliance with all applicable statutes, rules and regulations of the Regulatory Authorities, except where such non-compliance would not, individually or in the aggregate, have a Parent Material Adverse Effect; and (v) neither Parent nor any of its Subsidiaries have received any written notices, correspondence or other communications from the Regulatory Authorities or any other governmental agency requiring or threatening the termination, material modification or suspension of any preclinical studies or clinical trials that are described in the Parent SEC Documents or the results of which are referred to in the Parent SEC Documents, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials.
(j)Neither Parent nor any of its Subsidiaries has cultivated, produced, processed, imported or distributed, or has any current intention to cultivate, produce, process, import or distribute, any cannabis or cannabinoid product or has otherwise engaged, in any direct or indirect dealings or transactions in or to the United States of America, its territories and possessions, any state of the United States and the District of Columbia or any other federal, provincial, state, municipal, local or foreign jurisdiction where such activity is illegal. Neither the Parent nor any of its Subsidiaries has operated in or exported any cannabis or cannabinoid product to any jurisdiction outside of Canada where such activity is illegal. The Parent and its Subsidiaries have instituted and maintained policies and procedures reasonably designed to ensure that the Parent and its Subsidiaries do not carry on any activities in, or distribute any products to, any jurisdiction where such activities or products are not fully in compliance with all applicable federal, state or provincial Laws.
(k)Neither the Parent nor any of its Subsidiaries has engaged in (i) any direct or indirect dealings or transactions in violation of U.S. federal or state criminal laws, including, without limitation, the U.S. Controlled Substances Act, the U.S. Racketeering Influenced and Corrupt Practices Act or the U.S. Travel Act, or (ii) any “aiding and abetting” in any violation of U.S. federal or state criminal laws. No action, suit or proceeding by or before any U.S. court or governmental agency, authority or body or any arbitrator involving the Parent or any of its Subsidiaries with respect to U.S. federal or state criminal Laws is pending or threatened.
1.15Legal Proceedings; Orders.
(a)As of the date of this Agreement, except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding and, to Parent’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since January 1, 2020, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in material liability to Parent or any of its Subsidiaries.
(c)Except as set forth in Section 3.15(c) of the Parent Disclosure Schedule (the “Outstanding Judgments”), there is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To Parent’s Knowledge, no officer or employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.
1.16Tax Matters.
(a)Parent and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.
(b)All material amounts of income and other Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.
(c)All material amounts of Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect on behalf of their respective employees, independent contractors, equityholders, lenders, customers or other third parties have been duly and timely withheld or collected and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.
(d)There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.
(e)No deficiencies for income or other material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. Except as set forth in the Parent Disclosure Schedule, there are no pending or ongoing audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries and none of Parent or any of its Subsidiaries has received written notice threatening any such audit, assessment or other action. Neither Parent nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency (other than pursuant to an extension of time to file a Tax Return granted in the Ordinary Course of Business of not more than seven (7) months).
(f)Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h)None of Parent or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under

Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.
(i)Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries has any Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.
(j)Neither Parent nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.
(k)Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(l)Neither Parent nor any of its Subsidiaries has taken any action, agreed to take any action, failed to take any action or knows of any fact, in each case that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(m)Neither Parent nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company and its Subsidiaries) after the Closing Date.
For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or any of its Subsidiaries.
1.17Employee and Labor Matters; Benefit Plans.
(a)Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on Parent’s standard form that may be terminated without notice and with no penalty to Parent or any of its Subsidiaries and other than individual Parent Options, Parent RSUs or other compensatory equity award agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Sections 414(b) or 414(c) of the Code with any other person).
(b)As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Body examinations, audits or investigations, voluntary compliance programs or policies, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
(c)Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.
(d)The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to Parent’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.
(e)Since January 1, 2017, neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Parent Benefit Plan is sponsored by a professional employer organization.
(f)To Parent’s Knowledge, there are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to Parent’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any liability for any unpaid contributions with respect to any Parent Benefit Plan.
(g)Neither Parent, any of its Subsidiaries or Parent ERISA Affiliates, nor, to Parent’s Knowledge, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries’ ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h)No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law and neither Parent nor any of its Subsidiaries or Parent ERISA Affiliates has made a written or oral representation promising the same.

(i)Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, independent contractor or other service provider of Parent or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of Parent or any Subsidiary thereof, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.
(j)Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.
(k)Each Parent arrangement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects. The exercise price of each Parent Option granted to a U.S. taxpayer is at least equal to the fair market value of one share of Parent Common Stock, as determined by the Parent Board, as of the grant date of such Parent Option.
(l)No current or former employee, officer, director or independent contractor of Parent has any “gross up” agreements with Parent or any of its Subsidiaries or other assurance of reimbursement or compensation by Parent or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.
(m)Parent does not have any Parent Benefit Plan that is maintained for service providers located outside of the United States.
(n)There has been no amendment to, announcement by Parent or any Parent ERISA Affiliate relating to, or change in employee participation or coverage under, any Parent Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither Parent nor any Parent ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Parent Benefit Plan or any collective bargaining agreement.
(o)Neither Parent nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Parent’s Knowledge, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election.
(p)Parent and each of its Subsidiaries is, and since January 1, 2020 has been, in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including without limitation worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages, timely payment of wages, and legally compliant wage statements), unemployment and workers’ compensation, leaves of absence, hours of work and recordkeeping except for where the failure to do so, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2020: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to Parent’s Knowledge, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any current or former employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits).
(q)Parent is, and at all times since January 1, 2020 has been, in material compliance with the WARN Act.
(r)Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries or any Parent Benefit Plan, with respect to each individual who currently renders services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries has since January 1, 2020 properly classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent and each of its Subsidiaries has properly classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
(s)There is not and has not been since January 1, 2020, nor is there or has there been since January 1, 2020 any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Parent’s Knowledge, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and, to Parent’s Knowledge, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.
1.18Environmental Matters. Parent and each of its Subsidiaries are in compliance, and since January 1, 2020 have complied, with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries have received since January 1, 2020 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to Parent’s Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

1.19Insurance. Parent maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Parent, and the Parent reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.
1.20No Financial Advisors. Other than Scalar LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
1.21Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise set forth on Section 3.21 of the Parent Disclosure Schedule, since the date of Parent’s proxy statement filed in 2022 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.
1.22Anti-Bribery. None of Parent or any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has, directly or indirectly, made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
1.23Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
1.24Opinion of Financial Advisor. The Parent Board has received an opinion of Scalar LLC to the effect that, as of August 14, 2023 and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be paid to the holders of Company Preferred Stock pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company.
1.25Disclaimer of Other Representations or Warranties.
(a)Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b)Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent or Merger Sub pursuant to this Agreement, none of Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.
Section 4.CERTAIN COVENANTS OF THE PARTIES
1.1Operation of Parent’s Business.
(a)Except (i) as set forth in Section 4.1(a) of the Parent Disclosure Schedule, (ii) as expressly permitted by or required in accordance with this Agreement, including in connection with the Reverse Stock Split and the Private Placement, (iii) as required by applicable Law or (iv) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”): each of Parent and its Subsidiaries shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.
(b)Except (i) as expressly permitted by this Agreement, including in connection with the Reverse Stock Split and the Private Placement, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:
(i)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise of any Parent Options or vesting and settlement of Parent RSUs in accordance with the terms of such award in effect on the date of this Agreement);
(ii)sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent or any of its Subsidiaries (except for shares of Parent Common Stock issued upon the valid exercise of Parent Options or upon settlement of Parent RSUs outstanding as of the date of this Agreement); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options or restricted stock unit awards granted to employees and service providers in either case, in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;
(iii)except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)(A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of any Transaction Expenses, make any capital expenditure in excess of $50,000;
(vi)forgive any loans to any Person, including its employees, officers, directors or Affiliates;
(vii)other than as required by applicable Law, the terms of any Parent Benefit Plan as in effect on the date of this Agreement or as disclosed in Section 4.1(b)(vii) of the Parent Disclosure Schedule: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect, including with respect to the purchase of restricted stock units by Parent; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;

(viii)recognize any labor union or labor organization;
(ix)enter into any material transaction other than in the Ordinary Course of Business;
(x)acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;
(xi)sell, assign, transfer, license, sublicense or otherwise dispose of, grant any Encumbrance or immunity (including any covenant not to sue or assert) to or under or abandon, lapse or dedicate to the public (other than in the ordinary course of prosecution of any pending applications for registration), any material Parent IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(xii)terminate, amend or allow to lapse any material Parent Permits in a manner that materially and adversely affects the Parent or any of its Subsidiaries’ ability to conduct their business;
(xiii)make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;
(xiv)enter into, materially amend or terminate any Parent Material Contract or any Contract that would constitute Parent Material Contract if it in effect as of the date of this Agreement;
(xv)other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xvi)initiate or settle any Legal Proceeding;
(xvii)enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions; or
(xviii)agree, resolve or commit to do any of the foregoing.
(c)Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in this Section 4.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Laws.
1.2Operation of the Company’s Business.
(a)Except (i) as set forth in Section 4.2(a) of the Company Disclosure Schedule, (ii) as expressly permitted by or required in accordance with this Agreement, (iii) as required by applicable Law or (iv) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: the Company shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.
(b)Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:
(i)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under a Company Plan in accordance with the terms of such award in effect on the date of this Agreement);
(ii)sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company (except for shares of Company Capital Stock issued upon the valid exercise of Company Warrants outstanding as of the date of this Agreement); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options granted to employees and service providers in either case, in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;
(iii)except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)(A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of any Transaction Expenses, make any capital expenditure in excess of $50,000;
(vi)forgive any loans to any Person, including its employees, officers, directors or Affiliates;
(vii)other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement or as disclosed in Section 4.2(b)(vii) of the Company Disclosure Schedule: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or (E) hire any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;
(viii)recognize any labor union or labor organization;
(ix)enter into any material transaction other than in the Ordinary Course of Business;

(x)acquire any material asset or sell, assign, transfer, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;
(xi)sell, assign, transfer, license, sublicense or otherwise dispose of, grant any Encumbrance or immunity (including any covenant not to sue or assert) to or under, or abandon, lapse or dedicate to the public (other than in the ordinary course of prosecution of any pending applications for registration), any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(xii)terminate, amend or allow to lapse any material Company Permits in a manner that materially and adversely affects the Company’s ability to conduct their business;
(xiii)make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;
(xiv)enter into, materially amend or terminate any Company Material Contract or any Contract that would constitute Company Material Contract if it in effect as of the date of this Agreement;
(xv)other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xvi)initiate or settle any Legal Proceeding;
(xvii)enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions; or
(xviii)agree, resolve or commit to do any of the foregoing.
(c)Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 4.2 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Laws.
1.3Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request;

(c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such Party has a reasonable good faith belief that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access, in each case after consultation with the other Party.
1.4Non-Solicitation.
(a)Parent, on the one hand, and the Company, on the other hand, agree that, during the Pre-Closing Period, neither it nor any of their respective Subsidiaries shall, nor shall it or any of their respective Subsidiaries authorize any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding such Party or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 4.4(d)); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing.
(b)If Parent, any of its Subsidiaries or any of their respective Representatives, on the one hand, or the Company, any of its Subsidiaries or any of their respective Representatives, on the other hand receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof) and provide to the other Party a copy of any written Acquisition Proposal or Acquisition Inquiry. Parent, on the one hand, and the Company, on the other hand, shall keep the other Party reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.
(c)Parent, on the one hand, and the Company, on the other hand, shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any non-public information of such Party or any of its Subsidiaries provided to such Person as soon as practicable after the date of this Agreement.
(d)Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Parent’s stockholders; provided however, that in the case of the foregoing clause (iii) the Parent Board determines in good faith that failure to make such disclosure could be reasonably likely to be inconsistent with applicable Law, including its fiduciary duties under applicable Law provided that any such position shall not entitle the Parent Board (or any committee thereof) to withdraw its approval of this Agreement.

1.5Notification of Certain Matters. During the Pre-Closing Period, Parent, on the one hand, and the Company, on the other hand, shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of same) notify the other Party (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to such Party’s Knowledge, threatened against such Party, its Subsidiaries or any of their respective directors or officers; (iii) such Party becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; (iv) any communication is received from the FDA or comparable Governmental Body concerning such Party’s business; or (v) the failure of such Party to comply with any of its covenants or obligations hereunder; in the case of (iii) and (v), that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 or Section 8, as applicable, impossible or materially less likely. No notification given to Parent, on the one hand, or the Company, on the other hand, pursuant to this Section 4.5 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations contained in this Agreement or the Company Disclosure Schedule or the Parent Disclosure Schedule for purposes of Section 6, Section 7 or Section 8, as applicable.
Section 5.ADDITIONAL AGREEMENTS OF THE PARTIES
1.1Company Information Statement; Stockholder Written Consent.
(a)As promptly as reasonably practicable after the date of this Agreement, and in any event no later than forty-eight (48) hours after the date of this Agreement, the Company shall obtain Company Stockholder Written Consents sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) approving the termination of the Investor Agreements, (iii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares of Company Capital Stock pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iv) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares of Company Capital Stock in connection with the Merger and thereby waives any rights to receive payment of the fair value of its shares of Company Capital Stock under the DGCL (collectively, the “Company Stockholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.1(a) shall be subject to Parent’s advance review and reasonable approval.
(b)As promptly as reasonably practicable after the date of this Agreement, and in any event no later than forty-eight (48) hours after the date of this Agreement or such date as the Parties mutually agree, the Company shall prepare, with the cooperation of Parent, and cause to be mailed, distributed or otherwise made available to its stockholders that did not execute Company Stockholder Written Consents approving the Company Stockholder Matters in accordance Section 5.1(a), with an information statement (the “Information Statement”). The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide the other Party and its Representatives with, all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Information Statement or reasonably requested by the other Party to be included in the Information Statement. Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Organizational Documents of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.1(b) shall be subject to Parent’s advance review and reasonable approval.
(c)The Company covenants and agrees that the Information Statement, including any pro forma financial statements (if applicable) included therein (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed, distributed or otherwise made available to its stockholders that did not execute the written consent approving the Company Stockholder Matters in accordance Section 5.1(a), at the time of receipt of the Required Company Stockholder Vote and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and applicable federal and state securities laws requirements in all material respects.
(d)The Company agrees that: (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use reasonable best efforts, including through enforcement of any applicable drag-along provision, to solicit such approval from each of the Company Signatories within the time set forth in Section 5.1(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).
(e)The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.1(a) and Section 5.1(d) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.
1.2Company Options and Company Warrants.
(a)At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plans, whether or not vested, shall be cancelled without any conversion thereof, and the holder thereof shall receive no payment or distribution or have any rights with respect thereto.
(b)At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be treated in accordance with its terms.
(c)Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.2 and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto.
1.3Indemnification of Officers and Directors.

(a)From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or the Company or any Subsidiary thereof, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the NRS or the DGCL, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)The provisions of the Organizational Documents of Parent and its Subsidiaries with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent and its Subsidiaries that are set forth in the Organizational Documents of Parent and its Subsidiaries as of the date of this Agreement shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or its Subsidiaries. The Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those set forth in the Organizational Documents of Parent as of the date of this Agreement.
(c)From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.
(d)From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Company shall pay for and purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” (the “D&O Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Company and its Subsidiaries’ existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time. During the term of the D&O Tail Policy, Parent shall not take any action following the Effective Time to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of the former and current officers and directors.
(e)From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.3 in connection with their successful enforcement of the rights provided to such persons in this Section 5.3.
(f)All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or the Company as provided in their respective Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.3 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
(g)From and after the Effective Time, in the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.3. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.3. The obligations set forth in this Section 5.3 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.3 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or other person.
1.4Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.4 of the Company Disclosure Schedule or Section 5.4 of the Parent Disclosure Schedule, as applicable) to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.
1.5Public Announcement. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.4(d) or with respect to any Acquisition Proposal.
1.6Tax Matters.
(a)For U.S. federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury

Regulations promulgated thereunder, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.
(b)The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action (or knowingly fail to take any action) or knowingly cause any action to be taken (or omission to occur) which action (or omission) would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment. Neither Party shall take any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal income Tax purposes unless otherwise required by a change in applicable Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code.
(c)If an opinion with respect to the Intended Tax Treatment is required or requested by the SEC, each Party shall use its reasonable best efforts to execute and deliver to counsel of the Company, and/or Parent, as the case may be, in connection with delivery of such opinion, letters of representation customary for mergers intended to qualify under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and reasonably satisfactory to counsel of the Company, or Parent, as the case may be, prior to the filing and/or effectiveness of the registration statement. If an opinion with respect to the Intended Tax Treatment is required or requested by the SEC, the Company and Parent shall use their respective reasonable best efforts to cause each of their respective counsel to render such an opinion.
1.7Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by the equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 promulgated under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.
1.8Directors and Officers. The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of seven (7) members, with five (5) such members designated by Parent (the “Parent Designees”) and two (2) such members designated by the Company (the “Company Designees”), in each case, as set forth on Section 5.8(a) of the Parent Disclosure Schedule, (b) the Persons set forth on Section 5.8(b) of the Parent Disclosure Schedule are elected or appointed, as applicable, to the positions of officers of Parent, as set forth thereon, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person set forth on Section 5.8(b) of the Parent Disclosure Schedule is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor.
1.9Termination of Certain Agreements and Rights. The Company shall cause the Investor Agreements to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.
1.10Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least one (1) Business Day prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Common Stock, restricted stock awards to acquire Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

1.11Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.
1.12Merger Consideration Spreadsheet. The Company will prepare and deliver to Parent at least 48 hours prior to the Closing the Merger Consideration Spreadsheet certified on the date hereof by the Chief Financial Officer of the Company.
1.13Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Contemplated Transactions.
1.14Stockholder Litigation. Parent shall conduct and control the settlement and defense of any stockholder litigation against Parent or any of its directors; provided that prior to the Closing no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed conditioned or delayed; and provided further that any settlement or other resolution of any stockholder litigation commenced prior to Closing and agreed to by Parent after the Closing shall be approved in advance by at least a majority of the Parent Designees for so long as any Parent Designees are still members of the Parent Board, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, prior to the Closing, Parent shall promptly notify the Company of any litigation against the Company or its directors relating to the Contemplated Transactions and Parent shall give the Company the opportunity to consult with Parent in connection with the defense and settlement of any such stockholder litigation. Parent shall keep the Company reasonably apprised of any material developments in connection with any such stockholder litigation.
1.15Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of Parent Common Stock pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate representing Parent Common Stock to be issued in the Merger shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”
1.16Participation in the Private Placement. Following Parent’s receipt of the Private Placement Investment Amount, Parent shall issue to each PIPE Investor who holds, or whose Affiliates hold, shares of Company Preferred Stock of record as of immediately prior to the Effective Time (a “Participating Stockholder”), a number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the amount of gross proceeds provided to Parent by such Participating Stockholder in connection with the Private Placement by (b) the Parent Common Stock Price.
1.17Reverse Stock Split. Parent shall use reasonable best efforts to effect the Reverse Stock Split as promptly as practicable following the Effective Time.

Section 6.CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
1.1No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions to be consummated at the Closing shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions to be consummated at the Closing illegal.
1.2Stockholder Approval. The Company shall have obtained the Required Company Stockholder Vote.
1.3Private Placement. The Securities Purchase Agreement shall be in full force and effect and gross proceeds of not less than the Private Placement Investment Amount shall have been received by Parent, or will be received by Parent substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.
1.4Appellate Bond. Within four (4) Business Days of this Agreement, Parent shall have posted a supersedeas bond in the amount listed on Schedule 6.4 of the Parent Disclosure Schedule, as ordered by the applicable court to stay the enforcement pending appeal of the Outstanding Judgment listed on Schedule 6.4 of the Parent Disclosure Schedule (the “Appellate Bond”).
Section 7.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:
1.1Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
1.2Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
1.3Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a)a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.5 and 7.6 have been duly satisfied and (ii) that the information set forth in the Merger Consideration Spreadsheet delivered by the Company in accordance with Section 5.12 is true and accurate in all respects as of the Closing Date;
(b)the Merger Consideration Spreadsheet;
(c)written resignations, in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by all officers of the Company and the directors of the Company who will not continue as officers or directors of Parent pursuant to Section 5.8 hereof.
1.4FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.
1.5No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.
1.6Termination of Investor Agreements. The Investor Agreements shall have been terminated (or will be terminated as of the Closing).
1.7Company Stockholder Written Consent. The Company Stockholder Written Consents shall be in full force and effect.
Section 8.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
1.1Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
1.2Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

1.3Documents. The Company shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying that the conditions set forth in Sections 8.1, 8.2, and 8.4, have been duly satisfied.
1.4No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.
1.5Directors. Each of the Company Designees (i) shall have been appointed to the Parent Board and (ii) shall have entered into indemnification agreements in substantially the form set forth in Schedule 6.5.
1.6Reverse Stock Split. Parent shall have submitted to FINRA any notices required by FINRA Rule 6490 in connection with the Reverse Stock Split.
Section 9.TERMINATION
1.1Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Matters by the Company’s stockholders, unless otherwise specified below):
(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company if the Merger shall not have been consummated by August 22, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;
(c)by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;
(d)by Parent if the Company Stockholder Written Consent executed by each Company Signatory shall not have been obtained within forty-eight (48) hours of the date of this Agreement; provided, however, that once the Company Stockholder Written Consent has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);
(e)by the Company if the Appellate Bond shall not have been posted within four (4) Business Days of this Agreement;
(f)by the Company if a Parent Triggering Event shall have occurred;
(g)by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred;
(h)by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or
(i)by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).
The Party desiring to terminate this Agreement pursuant to Section 9.1, shall give the other Party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.
1.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.5, Section 9.3, Section 10 and the definitions of the defined terms in such Sections (including the definitions of such defined terms on Exhibit A) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
1.3Expenses; Termination Fees.
(a)Except as set forth in this Section 9.3, the Transaction Expenses shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
(b)If this Agreement is terminated by the Company pursuant to Section 9.1(f) or Section 9.1(h), then Parent shall reimburse the Company for all reasonable out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $500,000 (the “Company Termination Fee”), in each case, by wire transfer of same day funds within three (3) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses.
(c)If this Agreement is terminated by Parent pursuant to Section 9.1(g) or Section 9.1(i), then the Company shall reimburse Parent for all reasonable out of pocket fees and expenses incurred by Parent in connection with this Agreement and the Contemplated Transactions, up to a maximum of $500,000 (the “Parent Termination Fee”), in each case, by wire transfer of same day funds within three (3) Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such expenses.
(d)The Parties agree that, (i) subject to Section 9.2, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the Company Termination Fee on more than one occasion and (ii) following payment of the Company Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(d) shall limit the rights of Parent and Merger Sub under Section 10.11 or with respect to any willful and intentional material breach of this Agreement.
(e)The Parties agree that, (i) subject to Section 9.2, payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement, it being understood that in no event shall the Company be required to pay the Parent Termination Fee on more than one occasion and (ii) following payment of the Parent Termination Fee (x) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(e) shall limit the rights of the Company under Section 10.11 or with respect to any willful and intentional material breach of this Agreement.
(f)Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.
Section 10.MISCELLANEOUS PROVISIONS
1.1Non-Survival of Representations and Warranties. The representations and warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided that the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.
1.2Amendment. This Agreement may be amended with the approval of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Required Company Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.
1.3Waiver.

(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
1.4Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
1.5Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of California located in San Diego County and the United States District Court for the Southern District of California; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.
1.6Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
1.7Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
1.8Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. California time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:
if to Parent or Merger Sub:

Skye Bioscience, Inc.
11250 El Camino Real
San Diego, CA 92130
Attention: Punit Dhillon
Email:

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
12531 High Bluff Drive., Suite 100
San Diego, CA 92130
Attention: Steven Rowles
Email:

if to the Company:
Bird Rock Bio, Inc.
2223 Avenida De La Playa, Suite 205
La Jolla, CA 92037
Attention: Paul Grayson
Email:

with a copy to (which shall not constitute notice):
Cooley LLP
10265 Science Center Drive
San Diego, CA 92121-1117
Attention: Thomas A. Coll; Carlos Ramirez
Email:

1.9Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
1.10Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
1.11Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
1.12No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.3) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
1.13Construction.
(a)References to “cash,” “dollars” or “$” are to U.S. dollars.
(b)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c)The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(f)Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(g)The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(h)The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(i)Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (California time) on the date that is one (1) calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j)Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which the Federal Reserve Bank of San Francisco is closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Skye Bioscience, Inc.

By:    /s/ Punit Dhillon
Name:    Punit Dhillon
Title:    Chief Executive Officer
Aquila Merger Sub, Inc.

By:    /s/ Punit Dhillon
Name:    Punit Dhillon
Title:    Chief Executive Officer
Bird Rock Bio, Inc.

By:    /s/ Paul Grayson
Name:    Paul Grayson
Title:    Board Director and CEO

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to or that would reasonably be interpreted to lead to any Acquisition Transaction with such Party, other than the Private Placement.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Private Placement) involving:
(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or
(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Appellate Bond” has the meaning set forth in Section 6.4.
“Business Day” means any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; (c) involving Company Data; or (d) under which the Company has or may acquire any right or interest.
“Company Controlled IP” means Company IP and Intellectual Property Rights exclusively licensed to the Company.
“Company Data” means all data collected, generated, or received by the Company or third parties on behalf of the Company.
“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Sections 414(b) or 414(c) of the Code.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries.), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization) and 2.21 (No Financial Advisors).
“Company IP” means all Intellectual Property Rights that are owned or co-owned or purported to be owned or co-owned by the Company.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided, however, that Effects resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions generally affecting the industry in which the Company operates, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company relative to other similarly situated companies in the industries in which the Company operates.
“Company Options” means options to purchase shares of Company Capital Stock issued by the Company and granted pursuant to the terms of a Company Plan.
“Company Plans” means the Bird Rock Bio, Inc. Amended and Restated 2007 Equity Incentive Plan and the Bird Rock Bio, Inc. 2019 Equity Incentive Plan.
“Company Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, collectively.
“Company Privacy Policies” means, collectively, any and all (a) of the written, external-facing policies and notices of the Company and (b) the Company’s written, public representations and statements in each case to the extent governing Personal Data privacy, usage, processing, protection, or security.
“Company Product(s)” shall mean any and all product(s) and service(s) that are or have been or are, as of the date hereof, proposed to be developed, tested, marketed, offered, sold, licensed, provided, distributed or supported by the Company.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document relating to any Acquisition Proposal in violation of the terms of the Agreement.
“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ended March 31, 2023 provided to Parent prior to the date of this Agreement.
“Company Warrants” means the warrants to purchase capital stock of the Company listed on Section 2.6(a)(B) of the Company Disclosure Schedule.
“Company’s Knowledge” means the actual knowledge of Paul Grayson and Anke Kretz-Rommel after due inquiry.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of February 13, 2023, by and between the Company and Parent.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement, including the Private Placement.
“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“COVID-19” means the novel coronavirus (SARS-CoV-2) and related variants thereof.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effect” means any effect, change, event, circumstance or development.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FINRA” means the Financial Industry Regulatory Authority.
“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization.
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.
“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, industrial secrets, know how, confidential data, business or technical information, including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology, business plans, proposals, designs, customer and patient data, financial information, pricing and cost information, bills of material or other similar information (“Trade Secrets”); (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature anywhere in the world; (f) rights of publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, re-examinations or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
“IRS” means the United States Internal Revenue Service.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Merger Consideration” means $20,000,000.
“Merger Consideration Spreadsheet” means a spreadsheet which sets forth (i) each holder of Company Capital Stock, (ii) the number and type of Company Capital Stock held as of immediately prior to the Effective Time for each such holder and (iii) the number of shares of Parent Common Stock constituting the Preferred Stock Merger Consideration issuable to each holder of Company Preferred Stock pursuant to Section 1.5(a).
“Merger Sub Board” means the board of directors of Merger Sub.
“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing authority (including IRS Notice 2020-65)), and any other similar or additional U.S. federal, state, or local or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.
“Parent Balance Sheet” means the unaudited consolidated balance sheet of Parent and its Subsidiaries as of June 30, 2023 included in Parent’s Report on Form 10-Q for the quarterly period ended June 30, 2023, as filed with the SEC.
“Parent Board” means the board of directors of Parent.
“Parent Common Stock” means the Common Stock, $0.001 par value per share, of Parent.
“Parent Common Stock Price” means $0.02064041.
“Parent Contract” means any Contract: (a) to which Parent is a party; (b) by which Parent or any Parent IP or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; (c) involving Parent Data; or (d) under which Parent has or may acquire any right or interest.
“Parent Controlled IP” means Parent IP and Intellectual Property Rights that are exclusively licensed to the Parent or Subsidiaries.
“Parent Data” means all data collected, generated, or received by the Parent or third parties on behalf of the Parent.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Sections 414(b) or 414(c) of the Code.
“Parent ESPP” means the Skye Bioscience, Inc. 2022 Employee Stock Purchase Plan.
“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required), 3.6 (Capitalization) and 3.22 (No Financial Advisors).
“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.
“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or its Subsidiaries, taken as a whole; provided, however, that Effects resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions generally affecting the industry in which Parent and its Subsidiaries operate, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions, (c) changes in financial, banking or securities markets, (d) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (e) the failure of Parent and its Subsidiaries, taken as a whole, to meet internal or analysts’ expectations or projections or the results of operations of Parent and its Subsidiaries, taken as a whole; (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (h) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.
“Parent Options” means options to purchase shares of Parent Common Stock issued by Parent and granted pursuant to the terms of the Parent Plan.
“Parent Plan” means the Skye Bioscience, Inc. 2014 Amended and Restated Omnibus Incentive Plan.
“Parent Privacy Policies” means, collectively, any and all (a) of the policies and notices of the Parent and its Subsidiaries and (b) the Parent’s and its Subsidiaries’ written, public representations and statements in each case to the extent governing Personal Data privacy, usage, processing, protection, or security.
“Parent Product(s)” shall mean any and all product(s) and service(s) that are or have been developed, tested, marketed, offered, sold, licensed, provided, distributed or supported by the Parent or any of its Subsidiaries.
“Parent RSUs” means any restricted stock unit award granted pursuant to the Parent Plan.
“Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (b) Parent shall have entered into any letter of intent or similar document relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4) in violation of the terms of this Agreement.

“Parent’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Parent after due inquiry.
“Party” or “Parties” means the Company, Merger Sub and Parent.
“Permitted Encumbrance” means: (a) any liens for current Taxes not yet delinquent or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Parent or any of its Subsidiaries, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or Parent or any of its Subsidiaries, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.
“Person” means any individual, Entity or Governmental Body.
“Personal Data” means any information that is considered “personal data,” “personal information,” “personally identifiable information,” or any similar term under applicable Law
“Preferred Stock Merger Consideration” means a number of shares of Parent Common Stock set forth on the Merger Consideration Spreadsheet; provided, that the Preferred Stock Merger Consideration to be issued pursuant to Section 1.5 of this Agreement shall not exceed 968,973,005.
“Privacy Laws” means each Law applicable to the relevant Personal Data (such as Personal Data security, breach notification, and protection), as amended from time to time, such as, as applicable, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications Directive 2002/58/EC and the EECC Directive 2018/1972 (all including any implementing legislation in any member state of the European Union or United Kingdom), the United Kingdom’s Data Protection Act 2018 and the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Act on the Protection of Personal Information of Japan (as amended), the California Consumer Privacy Act, the Illinois Biometric Information Privacy Act, the Texas Capture or Use of Biometric Identifiers Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standard, the Video Privacy Protection Act, and applicable Laws relating to direct marketing and advertising, profiling and tracking, email, messaging and/or telemarketing. For clarity, Privacy Laws do not include the Health Insurance Portability and Accountability Act.
“Reference Date” means August 7, 2023.
“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress and registered domain names.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
“Reverse Stock Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio in the range mutually agreed to by Parent and the Company.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.
“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.001 per share.
“Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.001 per share.
“Series D Preferred Stock” means the Series D Preferred Stock of the Company, par value $0.001 per share.
“Subsidiary” means an Entity of a Person that such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.
“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, or fees, assessments or governmental charges, surtaxes or deficiencies in the nature of a tax, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Transaction Expenses” means, with respect to each Party, all fees and expenses incurred by such Party at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such Party; (b) only with respect to Parent, any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the Closing) that become due or payable to any director, officer, employee or consultant of Parent in connection with the consummation of the Contemplated Transactions and (c) only with respect to Parent, the cost of the D&O Tail Policy purchased pursuant to Section 5.3(d).
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

EXHIBIT B
Form of Company Stockholder Support Agreement

EXHIBIT C
Form of Lock-Up Agreement

EXHIBIT D
Form of Registration Rights Agreement

EXHIBIT E
Securities Purchase Agreement

EXHIBIT F
Form of Company Stockholder Written Consent